UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 8, 2018

MICROSTRATEGY INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	0-24435	51-0323571
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1850 Towers Crescent Plaza Tysons Corner, Virginia		22182
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (703) 848-8600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2018 Senior Executive Vice President, Worldwide Sales Compensation Plan

On February 8, 2018, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of MicroStrategy Incorporated (the “Company”) established a performance-based cash bonus plan for David Rennyson, the Company’s Senior Executive Vice President, Worldwide Sales, relating to his performance for 2018. Under this plan, Mr. Rennyson is eligible to receive:

•	a cash bonus amount calculated by multiplying 1.0% by the following dollar amount: (1) the amounts payable under contracts executed in 2018 during the twelve months following contract execution attributable to license, first year maintenance, premium support, incremental term license, incremental cloud license, education services, and 50% of expert services, in each case to the extent relating to transactions sold by the Sales department, minus (2) the expenses accrued for 2018 of the Sales department for salary, benefits, variable compensation, travel and entertainment, and purchase orders plus expenses accrued for 2018 for other costs of sales originating from non-Sales departments that are cross charged to the Sales department, minus (3) a budgeted amount of $19.0 million; and

•	a cash bonus amount calculated by multiplying 1.5% by the following dollar amount: (1) the annualized value of the total amounts owed under agreements executed in 2018 for maintenance, premium support, term license, and cloud, minus (2) a budgeted amount of $300.0 million.

Mr. Rennyson’s maximum cash bonus amount pursuant to this plan is $8.0 million. The Compensation Committee has the discretion to award a cash bonus amount that is lower than the eligible bonus amount calculated pursuant to the plan. The Company is also entitled to recover any bonus paid to Mr. Rennyson if the Compensation Committee subsequently determines that Mr. Rennyson did not satisfy one or more of the eligibility requirements described in the bonus plan, the amount calculated as the bonus amount payable was incorrect, or Mr. Rennyson otherwise should not have received the bonus.

The foregoing summary of Mr. Rennyson’s performance-based cash bonus plan is qualified by reference to the full text of the plan, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

2018 Senior Executive Vice President, Worldwide Services Compensation Plan

On February 8, 2018, the Compensation Committee established a performance-based cash bonus plan for Stephen Holdridge, the Company’s Senior Executive Vice President, Worldwide Services, relating to his performance for 2018. Under this plan, Mr. Holdridge is eligible to receive:

•	a cash bonus amount calculated by multiplying 1.0% by the following dollar amount: (1) the value of hours worked against customer engagements attributable to consulting and education services delivered by the Services department in 2018, minus (2) the expenses accrued for 2018 of the Services department for salary, benefits, variable compensation, travel and entertainment, purchase orders, and subcontractor fees, plus expenses accrued for 2018 for other costs of services originating from non-Services departments that are cross charged to the Services department, minus (3) a budgeted amount of negative $19.5 million; and

•	a cash bonus amount calculated by multiplying 1.0% by the following dollar amount: (1) the annualized value of the total amounts owed under agreements executed in 2018 for maintenance, premium support, term license, and cloud, minus (2) a budgeted amount of $300.0 million.

Mr. Holdridge’s maximum cash bonus amount pursuant to this plan is $8.0 million. The Compensation Committee has the discretion to award a cash bonus amount that is lower than the eligible bonus amount calculated pursuant to the plan. The Company is also entitled to recover any bonus paid to Mr. Holdridge if the Compensation Committee subsequently determines that Mr. Holdridge did not satisfy one or more of the eligibility requirements described in the bonus plan, the amount calculated as the bonus amount payable was incorrect, or Mr. Holdridge otherwise should not have received the bonus.

The foregoing summary of Mr. Holdridge’s performance-based cash bonus plan is qualified by reference to the full text of the plan, a copy of which is filed as Exhibit 99.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

99.1	2018 Senior Executive Vice President, Worldwide Sales Compensation Plan

99.2	2018 Senior Executive Vice President, Worldwide Services Compensation Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 14, 2018	MicroStrategy Incorporated
(Registrant)

	By:	/s/ Phong Le
	Name:	Phong Le
	Title:	Senior Executive Vice President & Chief Financial Officer